Exhibit 99.1

Airborne Declares Quarterly Dividend of 4 Cents

Amends Bylaws to Adjust Directors’ Term

SEATTLE, Feb. 4—The Board of Directors of Airborne, Inc. today declared a quarterly dividend of 4 cents per share payable to shareholders of record as of February 18, 2003. The dividend will be paid on March 4, 2003.

The Company also announced that its Board of Directors had amended the Company’s bylaws so that each class of directors elected subsequent to the 2003 annual meeting of shareholders will have a term of one year. Directors in the class elected at this year’s annual meeting will have a 3-year term. The Board adopted this change in bylaws as part of its regular review of corporate governance.

CONTACT: Robert Mintz of Airborne, Inc., +1-206-830-3185.